Exhibit 23

To the Board of Directors of

Green Star Alternative Energy, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form 10 of our report dated March 16, 2011, relating to the financial statements as of and for the years ended December 31, 2010 and 2009 and for the period from March 2, 2001 (inception) to December 31, 2010

We also consent to the references to us under the headings “Experts” in such third amended Registration Statement.

/s/ Anton & Chia, LLP

Anton & Chia, LLP

Certified Public Accountants

Newport Beach, California

March 28, 2011